Exhibit 10

Huntington

The Huntington National Bank
18000 Jefferson Park Drive - Suite 102
Middleburg Heights, Ohio 44130

216 515-0362
Fax 216 515-0179
January 29, 2002

Gregory M. Zoloty
Vice President
Hickok Incorporated
10514 Dupont Avenue
Cleveland, Ohio 44108-l399

Dear Mr. Zoloty:

Currently Hickok Inc.’s credit agreement requires the company to maintain $7MM in working capital. Due to a downturn in business, the company projects violating the covenant.

Huntington National Bank will amend the working capital covenant to $6MM until
February 28, 2002, at which time it will revert to $7MM.

Please acknowledge acceptance of this amendment by signing the enclosed copy of this letter and return to me in the enclosed envelope.

Sincerely,

/s/ Terry D. Coreno
Terry D. Coreno
Vice President

Robert L. Bauman

/s/ Robert L. Bauman                        1/31/02
Agree to the amendment above         Date